IHC Insurance Agency, LLC
                                                             Agency Agreement

     THIS AGREEMENT is made and entered as of the 31st day of December 2002, between IHC Health Plans, Inc., a Utah nonprofit corporation with principal offices in Salt Lake City, Utah, plus IHC Benefit Assurance Company, Inc., a Utah corporation with its principal office in Salt Lake City, Utah, both of which are together herein referred to as "IHC" (or "us" or "we"), and Fringe Benefit Analysts, Inc. (herein referred to as "Agency" or "you" or "your"), with principal offices in Layton, Utah.


10/01

                                            AGENCY AGREEMENT
                                            TABLE OF CONTENTS

Fact Sheet..................................................................  1
Table of Contents ..........................................................  2

ARTICLE I - APPOINTMENT
            ------------
          1.1 Appointment ..................................................  4
          1.2 Letters of Record ............................................  5
          1.3 Agents and Sub-agents ........................................  6

ARTICLE n - QUALIFICATIONS. DUTIES. RIGHTS. AND LIMITATIONS
            -----------------------------------------------
         2.1 Qualifications ................................................  6
         2.2 Duties ........................................................  8
         2.3 Rights ........................................................  9
         2.4 Limitations ...................................................  9
         2.5 Compliance with Title 18,
               United States Code, Sec.s 1033 and 1034 .....................  9

ARTICLE in - COMPENSATION
             ------------
         3.1 Commissions ................................................... 10
         3.2 Top Producer Bonus ............................................ 11
         3.3 IHC BrokerLine ................................................ 11

ARTICLE IV - TERM AND TERMINATION
             --------------------
         4.1 Termination of Agreement and Appointment ...................... 11
         4.2 Obligations of the Parties Upon Termination ................... 13
         4.3 Loss of Direct Agent Appointment. ............................. 13
         4.4 Continuously and Properly Licensed ............................ 14

ARTICLE V - GENERAL TERMS
            -------------
         5.1 Applicable Law; Arbitration ................................... 14
         5.2 Assignments ................................................... 14
         5.3 Calendar Days ................................................. 14
         5.4 Confidentiality ............................................... 15
         5.5 Exhibits ...................................................... 15
         5.6 Force Majeure ................................................. 15
         5.7 Indemnification ............................................... 15
         5.8 Modification of the Agreement ................................. 16
         5.9 Notices ....................................................... 16
          5.10 Section Headings ............................................ 17
          5.11 Severability ................................................ 17
          5.12 State and Federal Laws ...................................... 17
          5.13 Successors in Interest ...................................... 17
          5.14 Superseding Effect .......................................... 17
          5.15 Tax and Duties .............................................. 18




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ARTICLE VI - CONFIDENTIALITY AND SECURITY OF MEMBER DATA
             -------------------------------------------
         6.1 Definitions ................................................... 18
         6.2 Access ........................................................ 18
         6.3 Use ........................................................... 18
         6.4 Disclosure .................................................... 19
         6.5 Safeguards .................................................... 19
         6.6 Accounting & Reporting of Uses & Disclosures .................. 19
         6.7 Access to Agency . ............................................ 19
         6.8 Amendment of Protected Information . .......................... 20
         6.9 Termination ................................................... 20
         6.10 Termination Procedure ........................................ 20
         6.11 IHC'S Right to Injunctive Relief.............................. 20
         6.12 Amendment of this Agreemeent ................................. 21
Signatures ................................................................. 22
Exhibits ................................................................... 23





                                       3
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                                   WITNESSETH
                                   ----------

         WHEREAS, IHC serves as either an insurer or as an intermediary between premium-based and self-insured employer groups and individuals and health care providers, and has made arrangements with such providers to render health care services pursuant to mutually agreeable terms; and

         WHEREAS, Agency is an insurance agency licensed to perform such services by the Utah Department of Insurance; and

         WHEREAS, Agency desires to provide such services for IHC (on types of business offered by IHC) to help establish a relationship between IHC and various insured, self-insured, and other employer groups and individuals in exchange for commissions and other compensation as set forth herein;

         NOW,   WHEREAS,   in   consideration   of  the   promises   and  mutual
representations herein contained, the parties hereto agree as follows:

                                    ARTICLE I
APPOINTMENT
-----------
 1.1 Appointment. IHC hereby appoints Agency, who hereby accepts a nonexclusive, nontransferable right (without prior written approval of IHC) to serve as a marketing Agency for IHC, authorized (subject to the limitations in this Agreement) to solicit, negotiate, sell, and service IHC insurance and other service contracts, provided that no such contract will take effect without prior approval of the Underwriting Department of IHC. This Appointment is expressly made subject to the terms, conditions, limitations, and restrictions of this Agreement.

             Unless specified otherwise by us, this Appointment and Agreement will also apply to any appointment subsequently granted to you by IHC to represent IHC in the promotion of any other IHC product. This Appointment will be limited to that geographical region in which we are functioning, but you will not have any exclusive rights with regard to IHC plans or services within such area.


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        IHC service contracts intended to be included in the terms of this
Agreement include products offered by IHC Health Plans, Inc. and IHC Benefit Assurance Company, Inc. In addition, this contract extends to the products of any other company that authorizes IHC Insurance Agency, LLC to solicit business. It is agreed that any and all Agent or Agency Agreement(s) signed by the Agent or Agency prior to this Agreement are null and void.

1.2 Letters of Record. Letters of Record received from other IHC appointed/authorized agents on any of your groups and individuals will be verified by us with the employer/individual as to the employer's/individual's intent. If verified, you will be notified by us and given one week to obtain from the employer/individual a Letter of Rescission rescinding the new Letter of Record. If no such rescission is obtained in that period, then we will recognize the new agent as the servicing agent for that group or individual, and the new agent and not you will be entitled to receive the commissions for premiums paid on that group or individual beginning with the next premium due date following receipt of the new Letter of Record. Except as provided below, IHC will honor a new or change in Letter of Record only after one year or more from the initial effective date of the contract. IHC will, however, initiate and/or support change actions at any time an agent is involved with fraudulent activities or misrepresentations or is terminated by IHC for cause, and IHC will not pay an agent or agency involved in these types of activities after such a change. If a client insists on a change of representation during the first year of a new IHC contract and an agent is willing to service with no compensation until the first year renewal, IHC will honor the new agent representation, but will continue to pay commission to the initial agent until renewal. If IHC receives an agent of record letter dated more than 30 days prior to the first renewal, it will be returned, as we will only accept letters with a date of 30 days or less prior to the initial renewal to transfer the account.

                                       5
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1.3   Agents and Sub-agents.  In the event that any agent or sub-agent  employed by or associated with Agency has five or more groups and at least Two Million Five Hundred Thousand Dollars ($2,500,000) annual IHC premium, and desires to be released from Agency in order to work directly with IHC or another agency and to retain commissions on produced groups, then in IHC'S discretion, such agent/sub-agent may be declared by IHC to be an independent agent and receive Top Producer Bonuses as described in the standard IHC Agent Agreement on business placed after such time. Following such a change. Agency will not be entitled to receive commissions on such independent agent's production and will not be entitled to count such agent's production towards Agency's Top Producer Bonus.

      If any agent or sub-agent employed by or associated with Agency desires to break away from Agency prior to reaching the five group/Two Million Five Hundred Thousand Dollar ($2,500,000) annual IHC premium level, then, except as provided in the following sentence, such change may only be made upon agent/sub-agent obtaining a signed release from Agency or obtaining some other signed agreement between Agency and agent/sub-agent authorizing such result. If there is a dispute or unwillingness on the part of an Agency to release any agent or sub-agent from the Agency, and no other mutual written agreement addresses such release, then the agent or sub-agent and related accounts will be released no later than 90 days from
      such  written   request,   whether  or  not  Agency  agrees.

                                   ARTICLE II
                                   ----------

      QUALIFICATIONS,  DUTIES,  MGHTS,  AND LIMITATIONS

2.1 Qualifications. To qualify as an Agency hereunder, you must have and at all times maintain a valid and current license issued by the Utah Department of Insurance, authorizing you to sell and service health care


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      service  contracts.  You will notact as an agency for IHC at any time when your license is terminated, lapsed, or suspended, regardless of the reason, and you agree to immediately notify IHC any time that your license is terminated, lapsed, suspended, or otherwise not in effect. All persons required to be individually licensed to provide services through your agency pursuant to this Agreement must be appropriately licensed, and you agree to require and to verify that each such person is appropriately licensed at all times and to terminate from acting under the authority of this Agreement any person not appropriately licensed.

      Pursuant to the Violent Crime Control and Law Enforcement Act of 1994 (Title 18, United States Code, Sec.s 1033 and 1034), to qualify as an Agency for IHC, and for any individual to qualify as your agent selling or offering IHC products, you, each of your employees, and each agent/sub-agent associated with you must have not ever at any time been convicted or plead guilty or have been found to be guilty of a felony crime involving dishonesty, breach of trust, or any crime related to insurance. As an express condition of this Agreement and your Appointment as an Agency for IHC, you certify and promise that none of your employees, agents, or sub-agents have been convicted or plead guilty or have been found to be guilty of any such crime, and you promise to promptly notify IHC, as well as the Utah Commissioner of Insurance in the event that any such person is either charged with or convicted of any such crime. You also hereby agree to obtain written consent from the Utah Commissioner of Insurance before engaging in the business of insurance. Any failure on your part to immediately terminate from employment and/or association with you of any person convicted of such a crime will result in termination of this Agreement.

2.2 Duties. To qualify for the commissions, overrides, and bonuses specified below, you must continue as the Agency of record for each fully insured or partially self-funded account. (See above.)

      You agree to provide a high level of customer service and support to your customers. You further agree to provide your agents/sub-agents with a level of administrative support that is reasonably necessary to assist them in providing good customer support, including but not limited to promptly paying agents and sub-agents their share of commissions and other compensation received from IHC for IHC business.

      You agree to actively and in good faith promote our products, plans, and services in regard to initial sales, customer support, and renewals. You will indemnify us in full against any loss of money or of property, including any incurred costs and/or expenses which we sustain through any fraudulent or dishonest act or culpable negligence on your part or on the part of anyone working for you, including but not limited to any acts identified in 2.4 below.

      You will at all times maintain errors and omissions insurance coverage on yourself and all your employees, and require agents and sub-agents to provide evidence of coverage at a minimum amount of One Million Dollars ($1,000,000). You will provide evidence of such coverage to us prior to your selling the first group or individual policy for us, and you will provide evidence of such insurance for all of your other agents, sub-agents, and employees, with proof of coverage to us within thirty (30) days of the appointment or employment of such individuals. All such coverage will be maintained in force after such dates as long as this Agreement is in effect, and your authority to act as an Agency for IHC will be suspended any time such coverage is not in effect.

      You agree to abide by and conduct yourself with honesty and integrity, in accordance with guidelines that may be promulgated and modified by us in "IHC BrokerLme" from time to time, and in all other respects according to law.

2.3 Rights. You will have the right to use sales brochures, rate sheets, applications, certificates, and various other forms provided by us to help you perform your marketing responsibilities. However, you will not divulge proprietary information about us when identified in writing to you as such and will strictly abide by the provisions of the confidentiality section that appears below.

2.4 Limitations. As stated above, your Appointment as our Agency is limited to the geographical region in which we are functioning, but you will not have any exclusive rights with regard to the plans or services within such area. You will have no authority to make, alter, vary, or discharge contracts in the name of IHC or to waive or modify any terms or conditions of the contracts proposed by us, including but not limited to having no authority to modify or waive any eligibility or enrollment requirement or standard for any group or individual. Agency agrees to indemnify IHC if, solely as the result of representations made by the Agency to the customer or other conduct forbidden by this paragraph, IHC is required to provide any coverage or to pay any claim or claims that would not otherwise be covered.

2.5 Compliance with Title 18. United States Code. Sec.s 1033 and 1034. You certify and agree that none of your officers, agents, or employees has ever been convicted of a felony involving either dishonesty or a breach of trust, or any crime involving the business of insurance. Your further certify and agree that you have made recent inquiry of all your officers, agents, and employees regarding any possible past convictions and that you will, at the time of employment and periodically thereafter (not less often than annually), check and recheck such officers, agents, and employees to determine your continued compliance with this paragraph.

      You agree that any officer, agent, or employee who is found to have been convicted of any such crime will not be involved in any way in any activities of any kind for IHC Health Plans, Inc., whether described in this Agreement or not, unless they have first been expressly granted authority to do so by the Utah Commissioner of Insurance. You agree to immediately notify us if at any time any of your officers, agents, or employees are ever convicted of such a crime. You understand that any violation by you of this paragraph will constitute grounds for immediately cancellation of this Agreement by IHC Health Plans, Inc.

                                   ARTICLE III

                                  COMPENSATION

3.1 Commissions. Commissions paid by us for sales of eligible, fully insured plans are based on monthly premiums earned and paid to us from group and individual contracts or agreements sold by you. Payment of commissions will be made on or about the fifteenth (15th) of the month following the month in which we receive the monthly premiums. The methods of determining commissions payable hereunder are set forth in Exhibits A, B, C, and D which are attached hereto and are, by this reference, made a part of this Agreement. The schedule(s) of commissions may be changed by us at any time upon at least thirty (30) days prior written notice.

      Self-funded, partially self-funded, and administrative-services-only contracts, and contracts with large groups over 500 employees (eligible for IHC or other carrier coverage in all locations) where arrangements are "net" of commissions or other than standard commissions, are all not covered by this Agreement. Commissions or other compensation payable to you for such arrangements must be separately negotiated between you and the Employer prior to the effective date of such plan established with IHC.


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


      Any deviations from the compensation requirements of this Agreement must be negotiated and agreed to by us in advance of any commitment to any client/member, and must be in writing, signed by an officer of IHC.

3.2 Top Producer Bonus. In return for producing health care premiums for us (on types of business offered by us), you will receive a Top Producer Bonus payment when you have generated a specified minimum annual premium from groups contracting with us for health care services. In such event, you will be entitled to receive the Top Producer Bonus payment set forth in Exhibit D, which is, by this reference, made a part of this Agreement.

3.3 IHC BrokerLine - Policies and Procedures. Additional information on compensation and policies and procedures will be provided by us to you from time to time in the publication "IHC BrokerLine." Such information will become a part of our relationship unless you object to it within thirty (30) days after receiving the publication.

                                   ARTICLE IV
                              TERM AND TERMINATION

4.1 Termination of Agreement and Appointment. This Agreement and Appointment will be for an initial term of one (1) year, and will automatically renew from year to year unless terminated for any of the following:

      A. Upon thirty (30) days advance written notice by either party for any reason, with or without cause (the parties agree that it will not be a breach of the implied covenants of good faith/fair dealing for either party to terminate this Agreement either with or without cause);

      B. Upon written notice, if either party fails to comply with the terms or conditions of this Agreement and fails to cure the same within thirty (30) days of receipt of written notice to cure, except for those things designated elsewhere as resulting in an immediate termination or suspension of this Agreement; or


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

      C. Immediately, for any of the following events, either party may terminate this Agreement by giving the other party written notice of such termination:

            (1)   The adjudication of either party to be bankrupt or insolvent;

            (2)   The filing by either party for bankruptcy or insolvency;

            (3) The filing by either party for reorganization or readjustment under any law relating to insolvency or bankruptcy;

            (4)   The   appointment  of  a  receiver  with  respect  to  all  or
                  substantially all of the property of either party;

            (5) Any assignment by either party of its assets for the benefits of creditors; (6) The institution by either party of any proceedings for liquidation or the winding up of its business other than for purposes of reorganization, consolidation, or merger; (7) Agency's failure to obtain and/or maintain errors and omissions liability insurance in force in amounts acceptable to us; or

            (8) Agency's loss or non-renewal of its license from the State of Utah to sell and service insurance and other service contracts, or the institution of proceedings by the Insurance Commissioner for the cancellation and/or revocation of such license.

            (9)   Death of agent or principal of agency.

            (10)  Employment   of  any  person  in  violation  of  2.1  of  this
                  Agreement.

            The Parties agree to promptly notify each other upon the occurrence of any of the foregoing grounds for termination. The occurrence of either (7) or (8) or (9) or (10) above will cause the immediate, automatic suspension of Agency's appointment under this Agreement.


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


4.2   Obligations  of the Parties  Upon  Termination.  Upon  termination  of the
      Appointment and this Agreement, neither party will have any further obligations except for compensation payable for business already in place; provided, however, that no compensation will be payable following termination if the agent or agency has engaged in dishonest or fraudulent activities in the sale of such business, when the agency contract has been terminated for cause, or when such compensation would be improper under applicable insurance laws and regulations. Also, upon the death of the agent, compensation will continue for a period not to exceed the lesser of 90 days from date of death or until an "agent of record letter" is presented on such business. In no event will any compensation be paid for more than six months following the termination of this Agreement.

      Since a sub-agent is not permitted to write any new IHC business after termination of the Agency Agreement until transferring to a new appointed IHC agency, sub-agents will be encouraged by IHC to transfer, and no financial obligations by IHC to the previous agency will exist on such transferred agents' business. Also, at the point that the loss of such transferred business premiums will cause the previous agency's qualification for overrides or Top Producer Bonus payments to terminate, no further overrides will be paid.

4.3 Loss of Direct Agent Appointment. Any agent appointed directly to IHC Insurance Agency, LLC, that maintains less than One Hundred Thousand Dollars ($100,000) ofannualized IHC Health Plans premium will no longer qualify for a direct appointment with IHC Health Plans, and the agent's direct appointment will be terminated. Commissions on existing business will continue for a period not to exceed six months, and no new business will be honored. In order to submit new business and receive commissions beyond six months, the agent will need to be appointed by an IHC General


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      Agent. Any new directly appointed agent must reach therequired One Hundred
      Thousand Dollar ($100,000) level within twelve months from the effective date of their Appointment with IHC Health Plans. 4.4 Continuously and Properly Licensed. Commissions will be payable only so long as Agent and/or Agency is (a) continuously and properly licensed and appointed, and
      (b) continuously recognized as the Agent of Record to receive said commissions. Agent may not transfer, assign or dispose of any interest he or she may have under this Agreement without prior written consent of IHC.

                                    ARTICLE V
                                  GENERAL TERMS

 5.1 Applicable Law: Arbitration. This Agreement will be construed and interpreted in accordance with the laws of the State of Utah. Any and all disputes arising under this Agreement, if not resolved by informal means, will be submitted to binding arbitration pursuant to the Utah Arbitration Act, Section 78-31a-l et seq. U.C.A. 1953, as amended. If any such arbitration action is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to recover reasonable attorney's fees and all of its costs and expenses related to the arbitration, and such amount will be awarded and judgment entered thereon in addition to any other relief which may be awarded.

 5.2 Assignments. You have neither the power nor the right to assign or transfer this Agreement or Appointment or any right or commission or payment hereunder, or to delegate any duty under this Agreement, except as provided herein and only upon our advance written consent. Likewise, IHC cannot assign this Agreement without the prior written consent of the other party.

 5.3 Calendar Days. Unless stated otherwise, all periods of days referred to in this Agreement will be measured in calendar days. 14

5.4 Confidentiality. The parties agree that they will not divulge, furnish, or make accessible to anyone any trade secrets, or confidential or proprietary information of the other party, identified as such in writing, without the advance, prior written consent of the other.

5.5 Exhibits. The following Exhibits are hereby incorporated into this Agreement by reference:

      A. Exhibit A entitled, "Computation of Agent or Agency Commissions"

      B. Exhibit B entitled,  "IHC  Commission  Schedule for the Small  Employer
      (SE) Product (2-50 EEs)"

      C. Exhibit C entitled, "IHC Commission Schedule for Individual Health Plans (IHP)

      D. Exhibit D entitled, "Computation of Top Producer Bonus Payments"

      E. Exhibit E entitled, "Use and Disclosure of Protected Information"

5.6 ForceMajeure. Either party will be excused for failures and delays in performance of its respective obligations under this Agreement caused by declared or undeclared war, riots or insurrections, laws and regulations, strikes or lockouts, floods, fires, explosions, or other catastrophes beyond the control and without the fault of such party. This provision will not, however, release such party from using its best efforts to avoid or remove such cause, and such party will continue performance hereunder with the utmost dispatch whenever such causes are removed. Upon claiming any such excuse or delay for nonperformance, such party will give prompt written notice thereof to the other party. None of the bases for termination specified above may be considered as an excuse for performance under this paragraph.

5.7 Indemnification. You will indemnify us and hold us harmless against any and all claims, actions, damages, liability and expense, including reasonable attorney fees, in connection with or arising from or out of any occurrence reasonably related to this Agreement or your performance or the performance of any of your employees, officers, agents, principals or affiliates. This indemnification extends to principals, employees, officers, agents and attorneys of IHC.

      In the event a lawsuit is initiated against us involving IHC'S plan and you are also named as a defendant, we will hire and pay for an attorney to defend you in said lawsuit, subject, however, to the following:

      A. If there is a conflict of interest in IHC'S proceeding with assisting you in the subject lawsuit, then we will not be obligated to either hire or pay for your attorney or, if later discovered we will not be obligated to continue paying your attorney.

      B. If judgement is rendered against you in any such lawsuit, then you hereby agree to immediately reimburse IHC for all attorney fees, costs, and expenses paid on your behalf in the subject lawsuit.

5.8 Modification of the Agreement. This Agreement contains the entire understanding of the Parties. Except in the circumstances expressly stated in this Agreement, any cancellation, modification, or waiver of rights under this Agreement will be effective only if made in writing, signed by the party against whom enforcement is sought. No waiver of any particular breach or failure of performance of this Agreement will be construed as a waiver of any other rights under this Agreement or of any other similar breaches or failures of performance. No delay in acting with regard to any breach will be construed as a waiver of the breach.

5.9 Notices. Any notices will be sufficiently given if sent by registered or certified mail, postage prepaid, addressed or delivered as follows:

A. To IHC:                       David H. Olson
                                 IHC Health Plans, Inc.
                                 4646 West Lake Park Blvd., Suite N4-701
                                 Salt Lake City, Utah 84120-8212

B.   To Agent:                   At their current address.

      A party may change its address in writing to the other party. Any such notice will be deemed to have been given, if mailed by first class U.S. mail to the last known address as provided herein, on the fifth (5th) day after the date on which the notice is mailed.

5.10 Section Headings, The headings of Articles and Sections herein are used for convenience and ease of reference and will not limit the scope or content of the Articles or Sections.

5.11 Severabilitv. In the event that any provision of this Agreement will become or be unenforceable, invalid, void or voidable, the same will be limited, construed or, if necessary, eliminated to the extent necessary to remove such defect and the remaining provisions will continue to bind the Parties as though the unenforceable, invalid, void or voidable part were not a part of the Agreement.

5.12 State and Federal Laws. The Parties recognize that this Agreement at all times is subject to applicable state, local and federal laws. The Parties further recognize that this Agreement will be subject to amendments in such laws and regulations as are applicable. Any provisions of law that invalidate, or otherwise are inconsistent with, the terms of this Agreement or that would cause one or both of the Parties to be in violation of law, will be deemed to have superseded the terms of this Agreement; provided, however, that the Parties will exercise their best efforts to accommodate the terms and the intent of this Agreement to the greatest extent possible consistent with the requirements of law.

5.13 Successors in Interest. Subject to the foregoing provision on assignability, this Agreement will inure to the benefit and be binding upon the Parties, their successors, trustees, assigns, receivers, and legal representatives, and will not inure to the benefit of any other third person, firm, or corporation.

5.14  Superseding  Effect.  This  Agreement   supersedes  all  oral  or  written
      agreements, if any, between the Parties and constitutes the entire agreement between the Parties with respect to the matters contained herein.

5.15 Taxes and Duties. The commissions, override bonus payments, and other fees as specified herein are exclusive of any taxes, duties or other tariffs imposed by any governmental agencies upon you. You are liable for any and all such taxes, duties, or tariffs, including, but not limited to, state and local sales, use, and property taxes, exclusive of taxes based upon IHC'S income, if any.

                                   ARTICLE VI
                  CONFIDENTIALITY AND SECURITY OF MEMBER DATA

6.1 Definitions. For purposes of this Agreement, the following terms have the following meanings: "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 and regulations promulgated thereunder by the U.S. Department of Health and Human Services.

      "GLB"  means the  Gramm-Leach-Bliley  Act of 1999 (15  U.S.C.6801  through
      6820) and Utah Administrative Code R5 90-206, Privacy of Consumer Financial and Health Information Rule.

      "Protected Information" means information described in Exhibit E of this Agreement that IHC discloses to Agency or that Agency creates or receives on behalf of IHC.

      "Disclosure" means the release, transfer, provision of access to, or divulging in any other manner of Protected Information outside the entity holding the information.

      "Use" means the sharing, employment, application, utilization, examination or analysis of Protected Information within an entity that maintains such information.

6.2 Access. You will limit access to Protected Information to your employees who need access to such information in order to complete their job duties.

6.3 Use. You may only use Protected Information for those purposes described in Exhibit E of this Agreement, for the proper management and administration of your business, and to carry out your legal responsibilities. Any other use must be approved by IHC in writing and in advance of the use.

6.4 Disclosure. You may only disclose Protected Information for those purposes described in Exhibit E of this Agreement and as required by law. Any other disclosure must be approved by IHC in writing and in advance of the disclosure. 6.5 Safeguards. You will use appropriate safeguards to prevent access, use or disclosure of Protected Information otherwise than as provided for by this Agreement.

6.6 Accounting and Reporting of Uses and Disclosures. You will make an accounting of and report to IHC the following uses and disclosures:

      A. Any use or disclosure you make in violation of this Agreement.

      B. All disclosures you make as required by law.

      C. As required by IHC, any use or disclosure not specifically permitted by this Agreement but approved by IHC in accordance with Section 3 or 4 of this Article. For all such accountings you will include: the date of the use or disclosure, a brief description of the Protected Information used or disclosed, and the purpose of the use or disclosure (or, for disclosures, a copy of the document requesting you to make the disclosure). Additionally, for disclosures you will also include the name and, if known, the address of the recipient of the Protected Information. You will report such accountings to IHC within ten (10) working days of the use or disclosure requiring the accounting.

6.7 Access to Agency. For purposes of complying with HIPAA and of determining compliance with this Agreement, you will give IHC access to the facilities that you use to maintain and process Protected Information, as well as to your books, records, and policies and procedures concerning access to and use and disclosure of Protected Information. Additionally, you will also give the access described above to the Department of Health and Human Services ("HHS") as HHS deems necessary to determine IHC'S compliance with HIPAA.

6.8 Amendment of Protected Information. As determined necessary by IHC to comply with HIPAA, you agree to amend Protected Information that you maintain as directed by IHC.

6.9 Termination. If you breach any provision of this Article, IHC may at its option:

      A. Exercise any of its rights of access under Section 7 of this Article.

      B. Require you to submit to a plan of monitoring and reporting as IHC determines necessary to comply with this Agreement.

      C. Terminate this Agreement, with or without an opportunity for you to cure your breach. D. Negotiate a cure period for you to cure your breach. IHC'S remedies under this Section are cumulative, and the exercise of any particular remedy does not preclude the exercise of any other remedy. Additionally, IHC may exercise the remedies in this Section notwithstanding any other provision of this Agreement and without limiting its rights and remedies available in this Agreement and under applicable law.

6.10 Termination Procedure. Upon termination of this Agreement, for any reason, you shall return or destroy all Protected Information that you still maintain in any form and shall retain no copies of such Protected Information. If return or destruction is not feasible, you shall notify IHC, continue to extend the protections of this Agreement and limit use of such information to those purposes that make its return or destruction infeasible.

6.11 IHC'S Right to Injunctive Relief. You understand and agree that IHC has a fiduciary responsibility to protect the confidentiality of information about its members. If you should disclose any information contrary to the terms of this Agreement, IHC'S damages would be substantial, but difficult to prove (e.g., loss of trust in IHC among its members). Consequently, IHC shall be entitled to obtain injunctive and other mandatory judicial relief against you to restrain and prevent any threatened, likely or possible use or disclosure in any manner contrary to the terms of this Agreement of any Protected Information. You understand and agree that other remedies would be inadequate, due to IHC'S fiduciary responsibility to protect the confidentiality of its members' information.

6.12 Amendment of this Agreement. You understand and agree that IHC may need to amend this Agreement from time to time in order to ensure IHC'S compliance with HIPAA and GLB. You agree to allow IHC to amend this Agreement in order to comply with HIPAA and GLB by providing you a written copy of such amendment thirty (30) days prior to the effective date of the amendment. If you disagree with any such amendment, you must notify IHC in writing within thirty (30) days of your receipt of IHC'S amendment. If you and IHC cannot agree on an amendment within thirty (30) days thereafter, either party may terminate this Agreement on written notice to the other.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement which is effective as of the 31st day of December, 2001.

        IHC:                    By: /s/ David H. Olson
                                    --------------------------------------
                                        David H. Olson
                                        Vice President of Broker Relations

        AGENCY:                 By: /s/ Scott E. Deru
                                    --------------------------------------
                                        Scott E. Deru

          Typed or printed Name:    Fringe Benefit Analysts, LLC
                                    --------------------------------------
                             Title: Member/Manager

                                   EXHIBIT A
                   COMPUTATION OF AGENT OR AGENCY COMMISSIONS

         See Sec. 3.1

         For all Large Employer groups with fifty-one (51) eligible employees or more written for IHC Health Plans or IHC Benefit Assurance Company, Inc. (regardless of product name), commissions are payable to you by us for your production. Such commissions are computed and paid to you based upon monthly premiums actually paid to us from Employer Groups placed with such IHC plans by you. Payment of the following commissions will begin approximately forty-five
(45) days after the enrollment of a group, and payments will be made on a monthly basis thereafter.

         Commissions are payable on monthly premiums received by us as follows, beginning from the top of the scale for each group:

COMMISSION SCHEDULE
-------------------
         First year and renewal year commissions are based per group on monthly premiums as received, and are paid from the top of the scale on each case each 12 month plan year.

         From the first submission of a group until the first commission check is approximately forty-five (45) days, so long as the premiums have been paid. Subsequent checks will be cut by the fifteenth (15th) of the following month for those cases which have paid premium. Otherwise, such commissions will be paid the month following receipt of premium.

           Annual Premium                          Agent Percentage
           --------------                          ----------------
           First $150,000                                  5%
           Next $200,000                                   4%
           Next $400,000                                   3%
           Next $700,000                                   2%
           Plus Next $1,500,000                            1%
           Excess of $2,950,000                            1/2%

         Groups of over five hundred (500) Employees (eligible for IHC or other carrier coverage in all locations) will use the above Standard Scale or a service fee/commission may be negotiated and the premium adjusted accordingly. Such groups may be in the commission pool, or may be quoted net of commissions, so long as it is understood that what one broker quotes all authorized brokers can quote, so that no broker has a commission advantage over another.

                                    EXHIBIT B

                             IHC COMMISSION SCHEDULE
          FOR THE SMALL EMPLOYER (SE) PRODUCT - TWO TO FIFTY EMPLOYEES


SMALL EMPLOYER GROUPS OF TWO TO TWENTY-FOUR (2-24) EMPLOYEES
------------------------------------------------------------
         For all Small Employer groups of two to twenty-four (2-24) employees, the following commission and override schedule applies:

                         Percent of New
       IHC               or Renewal Rate                 Agent
       Rate             Increase from SE              Commissions
       Class*            "Street Rate"               (% of Premium)
       ------           ----------------             --------------
       04-30                  0%-14%                      9%
       31-50                 15%-31%                      7%
       51-80                 32%-57%                      5%
       81-92                  58%+                        4%


* as reflected on renewal rate illustration

         If a group has an adjustment on its rate class at renewal (up or down) as a result of its claims history, the commission and override schedule shown above will automatically then be implemented.

SMALL EMPLOYER GROUPS OF TWENTY-FIVE TO FIFTY (25-50) EMPLOYEES
---------------------------------------------------------------
         Effective May 1, 2000 for new and renewal, Small Employer groups of 25 or more employees will be paid on the basis of:

                               7% Level Commission

         Small Employer groups originally written with less than 25 employees, but which grow to 25 or more employees during the year and maintain size at renewal, will move to the 7% level commission upon renewal. Groups originally written with 25 or more employees, but which diminish to fewer than 25 employees during the year and maintain size at renewal, will move to the above rate tier schedule for "Small Employer Groups of Two to Twenty-four (2-24) Employees" upon renewal.

                                    EXHIBIT C

                          IHC COMMISSION SCHEDULE FOR
                         INDIVIDUAL HEALTH PLAN ("IHP")

DURATIONALLY RATED IHP
----------------------
         Durationally rated Individual Health Plans/Personal Care commission schedule will be:

                                 12% First Year
                                  8% Second Year
                                  4% Each Year Thereafter

          For those individuals who reapply with full medical underwriting and subsequently become eligible for the most favorable premium rates, the twelve percent (12%) first year commission will again apply.

         Durationally rated IHP premium volume will also count toward the Two Million Five Hundred Thousand Dollar ($2,500,000) annual premium requirement for Top Producer Override.

         "Durationally rated" means "block of individual business contracts filed with the State Insurance Department for a specific period of time."

NON-DURATIONALLY RATED IHP (PLANS EFFECTIVE PRIOR TO JANUARY 1999)
------------------------------------------------------------------
         The commission schedule is a level four percent (4%) for all non-durationally rated IHC Individual Health Plans ("IHP"). IHP contracts will not count toward the five (5) group requirement for obtaining the Top Producer Override, but the IHP premium volume will count toward the Two Million Five Hundred Thousand Dollar ($2,500,000) annual premium requirement.

                                    EXHIBIT D
                   COMPUTATION OF TOP PRODUCER BONUS PAYMENTS

         Top Producer bonus payments are determined and paid on a different basis depending upon which IHC plan is involved. No Top Producer Bonus is ever payable unless and until the Agent (when Agent Agreement) or Agency (when Agency Agreement) has in place at least five (5) group (Small Employer or non-Small Employer, but not including Individual) contracts for IHC plans or policies. If, at any time, Agent's or Agency's production drops below the Top Producer minimum level(s) on the Top Producer Bonus lists after once having exceeded such level(s), then Top Producer Bonuses will not be paid or payable, subject to the provisions on the next page, until the agent's or agency's production again exceeds such level(s). When payable, Top Producer Bonuses are added to the regular commissions payable pursuant to Exhibit A.

TOP PRODUCER BONUSES - PERSONAL CARE/INDIVIDUAL POLICIES
--------------------------------------------------------
         For Personal Care/Individual contracts, Top Producer bonus payments arepaid to you on account of your total agent or agency production when agent or agency reaches five (5) groups and Two Million Five Hundred Thousand Dollars ($2,500,000) annualized premium. The bonus/override is a level two percent (2%). The five (5) groups and Two Million Five Hundred Thousand Dollars ($2,500,000) annualized premium requirement can be satisfied by Large Employer, Small Employer groups and premiums, as well as Individual premium.

TOP PRODUCER BONUSES - LARGE EMPLOYER AND SMALL EMPLOYER WITH
TWENTY-FIVE TO FIFTY (25 TO 50) EMPLOYEES
-------------------------------------------------------------

         For all Large Employer and Small Employer with twenty-five to fifty (25-50) employees health insurance products written for IHC Health Plans or IHC Benefit Assurance Company, Inc. (regardless of product name). Top Producer bonus payments are paid to you monthly, on monthly premiums received by IHC beginning from the top of the scale on a group to group basis, on account of your total agent or agency production volume, but only on business that exceeds the stated premium levels in the following list:

                                                Percentage of Premium
                                                earned and paid that is
          Annual Premium                        added per group
          --------------                        -----------------------
          First $150,000                                2%
          Next $200,000                                 1 1/2%
          Next $400,000                                 1%
          Next $700,000                                 1%
          Next $1,500,000                               1%
          Excess of $2,950,000                            1/2%

TOP PRODUCER BONUS - SMALL EMPLOYER WITH TWO TO TWENTY-FOUR (2-24}
EMPLOYEES
------------------------------------------------------------------
         For Small Employer groups with two to twenty-four (2-24) employees, Top Producer bonus payments are paid to you on account of your total agent or agency production when agent or agency reaches five (5) groups and Two Million Five Hundred Thousand Dollars ($2,500,000) annualized premium. The five (5) groups and Two Million Five Hundred Thousand Dollars ($2,500,000) annualized premium requirement can be satisfied by Large Employer, Small Employer groups and premiums, as well as Individual premium.

         The bonus/override is:



                IHC         Percent of New or Renewal         GA or Top
                Rate          Rate Increase from Small    Producer Override
                Class*         Employer "Street Rate"      (% of Premium)
                -----       --------------------------    -----------------
                04-30               0-14%                      2.25%
                31-50              15-31%                      1.75%
                51-80              32%-57%                     1.25%
                81-92               58%+                       1.00%

* as reflected on renewal rate illustration

         The previous schedule will be added to Agent or Agency commissions for all current groups, on a per group basis, from the effective date of the fifth
(5th) group. Thus, for the Top Producer, the commission schedule, including Top Producer bonus (override), would generally be (unless Small Employer 2-24 employees):

                  Annual Premium                    Agent Percentage
                  --------------                    ----------------
                  First $15 0,000                         7%
                  Next $200,000                           5 1/2%
                  Next $400,000                           4%
                  Next $700,000                           3%
                  Next $1,500,000                         2%
                  Excess of $2,950,000                    1%

         If the number of groups and premium fall below the five (5) groups and Two Million Five Hundred Thousand Dollar ($2,500,000) level for three (3) consecutive months, then the next and subsequent commission checks will be paid excluding overrides until the Top Producer requirements are again met.

         If a General Agent ("GA") is involved, the GA will receive the above Top Producer overrides based on a combination of all groups produced by the agents under his/her direction, as long as the requirement of a minimum of five
(5) groups and Two Million Five Hundred Thousand Dollars ($2,500,000) annualized premium is attained and maintained. If an agent leaves the agency, future overrides are forfeited on that agent, unless agreement has been authorized by the GA and the agent for the accounts to remain the property of the GA.

         For a sub-agent to break away from his/her General Agent, the sub-agent must have a release or other agreement signed by the General Agent indicating the General Agent's agreement to the change. However, if there is a dispute or unwillingness on the part of an agency to release any agent or sub-agent from the agency, and no other mutual written agreement addresses such release, then the agent or sub-agent and related accounts must be released within a period not to exceed ninety (90) days from such written request.

         When an agent under the General Agent's direction personally attains the requirement of a minimum of five (5) groups and Two Million Five Hundred Thousand Dollars ($2,500,000) annualized premium, that agent will then have the option to be declared an independent agent and if so, will receive the Top Producer Bonus as described above.

         If an employer negotiates a commission schedule different than the foregoing, this Agreement will then be amended by a single case agreement, declaring payable percentage for that group only. The single case agreement would replace Exhibits A and B of this Agreement and will specify the producer commission and top producer override, if applicable. No such negotiated commission schedule will be binding upon IHC unless approved in writing, in advance by an officer of IHC. 27

                                   EXHIBIT E
                  USE AND DISCLOSURE OF PROTECTED INFORMATION

         This Exhibit sets forth the permitted uses and disclosures of Protected Information by Agency pursuant to Article VI- Confidentiality and Security of Member Data - of the Agency Agreement. This Exhibit may be amended from time to time as provided for in Section 6.12 of the Agency Agreement.

         1. Definitions.
            ------------

            "Claims Experience Information" includes the following information on individual claims: the diagnosis code(s) on the claim, the total amount paid on the claim, a description of the prognosis of the individual who received the services billed for on the claim (e.g. whether the individual is likely to require additional services for the diagnosis for which the claim was submitted), and the Group ID (which can indicate the individual's place of employment, whether or not the individual is on COBRA, whether the individual is a salaried or hourly employee, and the individual's plan type.) This information does not include any identifiable information listed in Title 45 of Code of Federal Regulations, Section 164.514(b)(2)(i) (e.g. member number, subscriber number, claim number, member name, member address, member phone number, and member birth date) other than an individual's location of employment. The claim attributes, as well as the range of individual claims that IHC will disclose to Agency will be determined at the discretion of IHC'S Underwriting Department.

            "Plan Sponsor" is defined as defined at Section 3(16)(B) ofERISA, 29 U.S.C. 1002(16)(B). Generally, this is an employer or employee organization (e.g. union).

            "Identifiable   Information"  is  information   that  identifies  an
            individual or with respect to which there is a reasonable basis to believe the information can be used to identify an individual.

            "Enrollment Information" is information requested on an enrollment form produced by IHC or a plan sponsor.

            "Underwriting Information" is information requested on an IHC underwriting risk assessment questionnaire, Claims Experience Information from another health insurer, or other information about the health status of an individual.

            "Protected  Information"  includes  Claims  Experience  Information,
            Enrollment Information, Underwriting Information, and any other Identifiable Information maintained by IHC. 28

         2. Protected Information that IHC will disclose to Agency. IHC will disclose to Agency, Claims Experience Information and Enrollment Information for groups produced by the Agency. IHC will disclose other Protected Information (e.g. status of individual claims, appeals and grievance related information, etc.) to Agency if Agency has authorization to do so from the member to whom the Protected Information pertains. Such authorizations must be in accordance with current IHC policies and procedures.

         3. Protected Information that Agency may collect for IHC. Agency may collect Enrollment Information and Underwriting Information for IHC. Agency may not collect any other Identifiable Information on behalf of IHC.

         4.  Disclosures of Protected Information by Agency. Agency may:

             A. Disclose Claims Experience Information to the Plan Sponsor of the group health plan that incurred the claims for the purposes of allowing the Plan Sponsor to (1) shop for replacement coverage and get meaningful bids from prospective issuers and (2) to decide whether or not to change the benefits under a group health plan or whether or not to terminate a group health plan.

             B. Disclose Enrollment Information to the Plan Sponsor and IHC for enrollment related functions.

             C. Disclose Underwriting Information only to IHC for underwriting purposes.

         5. Maintenance and Use Protected Information by Agency. Agency may maintain copies of Protected Information and use this information in order to verify that it accurately transmitted the information. Agency may also use and disclose enrollment information to IHC and the plan sponsor in order to address questions related to the enrollment process.

                   ADDENDUM TO IHC INSURANCE AGENCY, LLC, AND
                 FRINGE BENEFIT ANALYSTS, LLC, AGENCY AGREEMENT

Article 4.2 Obligations of the parties upon termination
            -------------------------------------------


            Line 6,  beginning with "Also,  upon ..." is changed to read:

            Also, upon the death of the agent, compensation will continue for a period not to exceed the lesser of 90 days from date of death or until an "agent of record letter" is presented on such business, or until an authorized letter of purchase, merger or other transfer of IHC business to the surviving and appropriately licensed and appointed agent or agency is provided. In no event will any compensation be paid for more than six months following the termination of this Agreement, unless or until proof of purchase, merser or otherwise transfer of IHC business to another properly licensed and appointed agency or asency is provided.

            No change in the last paragraph, beginning with "Since a sub-agent . . ."

                /s/ Scott E. Deru                                 12/31/01
                -----------------------------------------       ------------
                    Scott E. Deru                                  (Date)
                    Fringe Benefit Analysts, LLC

                /s/ David H. Olson                                11/20/01
                --------------------------------------------    ------------
                    David H. Olson                                 (Date)
                    VP of Broker Relations, IHC Health Plans